Exhibit 99.1

February 1, 2021

Kismet Acquisition One – Nexters Transaction: Video Transcript

Non-Solicitation

This communication between the proposed business combination and related transactions (collectively, the “Proposed Transactions”) among Kismet Acquisition One Corp (“Kismet”), Nexters Global Ltd. (the “Company”) and Nexters Inc. (“Pubco”) is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Proposed Transactions and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Kismet, Pubco or the Company, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”).

Additional Information and Where to Find It

In connection with the Proposed Transactions, a Registration Statement on Form F-4 is expected to be filed by Pubco with the U.S. Securities and Exchange Commission (the “SEC”) that will include a proxy statement of Kismet that will also constitute a prospectus of Pubco (the “Proxy Statement/Prospectus”). The definitive Proxy Statement/Prospectus will be mailed to Kismet’s shareholders. Kismet, the Company and Pubco urge investors, shareholders and other interested persons to read, when available, the Registration Statement, including the preliminary Proxy Statement/Prospectus, and amendments thereto, and the definitive Proxy Statement/Prospectus, as well as other documents filed with the SEC, because these documents will contain important information about Kismet, the Company, Pubco and the Proposed Transactions. Such persons can also read the final prospectus from Kismet’s initial public offering for a description of the security holdings of Kismet’s officers and directors and their respective interests as security holders in the consummation of the Proposed Transactions. The definitive Proxy Statement/Prospectus will be mailed to Kismet’s shareholders as of a record date to be established for voting on the Proposed Transactions. Kismet’s shareholders will also be able to obtain a copy of such documents, without charge, by directing a request to: Kismet Acquisition One Corp., 850 Library Avenue, Suite 204, Newark, Delaware 19715. These documents, once available, can also be obtained, without charge, at the SEC’s web site (http://www.sec.gov).

Participants in Solicitation

Kismet, the Company, Pubco and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Kismet’s shareholders in connection with the Proposed Transactions. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of Kismet’s directors and executive officers in the final prospectus from Kismet’s initial public offering, which was filed with the SEC on August 7, 2020. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of Kismet’s shareholders in connection with the Proposed Transactions will be set forth in the Proxy Statement/Prospectus for the Proposed Transactions when available. Information concerning the interests of Kismet’s and the Company’s participants in the solicitation, which may, in some cases, be different than those of Kismet’s and the Company’s equity holders generally, will be set forth in the Proxy Statement/Prospectus relating to the Proposed Transactions when it becomes available.

February 1, 2021

Forward Looking Statements

This communication includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. These forward-looking statements may include, without limitation, statements with respect to (i) the Company’s revenues, bookings, performance, strategies, prospects and other aspects of the businesses of the Company or Kismet, or the combined company after completion of the Proposed Transactions, (ii) trends in the gaming industry, (iii) the Company’s target cohorts and user and the expected arrangement with them, (iv) the Company’s projected growth opportunities, including relative to its competitors and (v) other statements regarding Kismet’s or the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future.

The forward-looking statements contained or incorporated by reference in this communication are based on Kismet’s and the Company’s current expectations and beliefs concerning future developments and their potential effects on Kismet and the Company. There can be no assurance that future developments affecting Kismet and the Company will be those that Kismet and the Company have anticipated. Forward-looking statements involve a number of risks, uncertainties (some of which are beyond Kismet’s and the Company’s control) or other assumptions. Many factors could cause actual results or performance to be materially different from those expressed or implied by the forward-looking statements in this presentation, including (i) that the Proposed Transactions may not be completed in a timely manner or at all, which may adversely affect the price of Kismet’s securities, (ii) the risk that the Proposed Transactions may not be completed by Kismet’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Kismet, (iii) the failure to satisfy the conditions to the consummation of the Proposed Transactions, including the approval of the Business Combination Agreement by the shareholders of Kismet and the satisfaction of the minimum trust account amount following any redemptions by Kismet’s public shareholders, (iv) the lack of a third-party valuation in determining whether or not to pursue the Proposed Transactions, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement, (vi) the effect of the announcement or pendency of the Proposed Transactions on the Company’s business relationships, operating results, and business generally, (vii) risks that the Proposed Transactions disrupt current plans and operations of the Company, (viii) the outcome of any legal proceedings that may be instituted against the Company or against Kismet related to the Business Combination Agreement or the Proposed Transactions, (ix) the ability to maintain the listing of Kismet’s securities on a national securities exchange, (x) changes in the competitive and regulated industries in which the Company operates, variations in operating performance across competitors, changes in laws and regulations affecting the Company’s business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the Proposed Transactions, and identify and realize additional opportunities, (xii) the potential inability of the Company to achieve its projected bookings growth and scale its platform, (xiii) the potential inability of the Company to maintain its diversified global revenue stream and cohort relationships, (xiv) the potential inability of the Company to become a consolidator in the gaming industry, (xv) the enforceability of the Company’s intellectual property, (xvi) the risk of downturns and a changing regulatory landscape in the highly competitive industry in which the Company operates and (xvii) costs related to the Proposed Transactions and the failure to realize anticipated benefits of the Proposed Transactions or to realize estimated pro forma results and underlying assumptions, including with respect to estimated shareholder redemptions.

February 1, 2021

The foregoing list of factors is not exclusive. Additional information concerning certain of these and other risk factors is contained in Kismet’s most recent filings with the SEC and will be contained in the Registration Statement, including the Proxy Statement/Prospectus expected to be filed in connection with the Proposed Transactions. All subsequent written and oral forward-looking statements concerning Kismet, the Company or Pubco, the transactions described herein or other matters and attributable to Kismet, the Company, Pubco or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Each of Kismet, the Company and Pubco expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in their expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

[TITLE CARD]: Nexters to go public via merger with Kismet SPAC to create a leading mobile gaming company.

[NARRATOR]: What is the world today? Full of information, opportunities, fun, challenges and victories. You could be anyone and everywhere. You can create your own world and even put it in your pocket. Just be the hero of your story and choose. We chose to do what we love, what we’re passionate about, what brings the future closer. What makes people happy, and makes money after all. Yes, we create entertainment. But we talk business.

[IVAN TAVRIN, FOUNDER & CEO, KISMET ACQUISITION ONE]: The whole market is full of SPACs right now. We are and we were the first Russian-founded SPAC, Kismet SPAC, to look for the acquisition in our part of the world. In the new economy, there are a lot of businesses which are based in Europe and the United States and other parts of the world, but which were founded by amazing Russian engineers, entrepreneurs – there are businesses in fintech, there are businesses in creative sources, and obviously there are businesses in gaming. If you look at this market it didn’t exist 10 or 15 years ago, and now it’s bigger than music and this is what makes it unique.

[TITLE CARD]: Gaming Growth – 2.7BN gamers globally in 2020 vs 3.1 BN gamers globally in 2023E.

[TAVRIN]: When we had our first meeting in Zoom with Andrey, we were thrilled by his energy. There are not too many games which grew 10-fold in revenue during 24 months. There are not too many games which attracted so much new players, audience, etc. And it shows us that the team of people and you know that Nexters is a team of hundreds of people, between Cyprus, Moscow, Spain and other parts of Europe. We know what they’re doing, and it definitely shows me that they’re extremely passionate about what they are doing.

[ANDREY FADEEV, CO-FOUNDER & CEO, NEXTERS]: The story of Nexters dates back to 2010, when I and Boris, our Co-founder, met at a conference and intuitively decided to join our forces.

[BORIS GERTSOVSKIY, CO-FOUNDER & SENIOR STRATEGY ADVISORY, NEXTERS]: We achieved good enough balance. We have many teams in our company, and we are proud that we found a point of synergy.

February 1, 2021

[FADEEV]: We had a lot of small games in different areas. We tried to be successful in different niches, and in 2016 we launched Hero Wars. After a lot of hard work, after three years of everyday polishing the game, now we see that this is RPG blockbuster. Main team relocated to Cyprus in 2017, and in 2018 Bukhman Brothers, the founders of very noticeable company Playrix, decided to become our shareholders and we focused on mobile. Although we started in Russia, now Nexters is one of the leading mobile game developers in Europe.

[GERTSOVSKIY]: Our best game, Hero Wars (unintelligible) the main point you’re bringing fun, you’re bringing excitement, you’re bringing emotions to your players. It is not work – it is pure passion. 2020 showed us that by playing games like Hero Wars with a high integrated and high-performed social mechanics, people would solve their problem of isolation. Games in general are not only the platform for entertainment: now it became big social phenomenon. In the past, only a small amount of people could play games. But now, the games are available for huge amount of people. And this tendency gives us nearly unlimited opportunities for running business.

[FADEEV]: We spend more than 12 years in this area. We made a lot of mistakes. We gathered a lot of experience, so now we have a team who can make profitable games, profitable business.

[GERTSOVSKIY]: Talking about future plans, for 2021 and 2022 we are going to use storytelling as one of our core innovations in our three brand new games.

[FADEEV]: We are working in growing segment that wants to be the first in media. We want to be the company of the future.

[ANNA KORZH, PEOPLE OPERATIONS, NEXTERS]: Nexters today is more than 400 people that are working in different regions and time zones. And Nexters’ team is not only about production, not only about work. Our team is about sharing hobbies and sharing the same values and sharing the same experience to do what we are passionate about. For sure, this uncertain year, 2020, meant you know a chance for us to show, that we have the competitive advantage that can’t be copied. And I’m talking now about our people, our teams and our culture. We have this company’s culture of excellence and our common expectations. We can’t just still (uniterable)and understand that we have our blockbuster, we have enough money we have enough players – no, we are looking for opportunities, we are looking for a challenge for us, and we are here you know to use the best practices, the best experience, and to these practices and experience we add a bit of magic, a bit of innovation, a bit of our inspiration and we are going to find and hire people with these top talents. People who are always a bit hungry, you know, for this new success, for this new achievements and yes, for sure, we are going to succeed.

[ANTON REINHOLD, CHIEF BUSINESS DEVELOPMENT OFFICER, NEXTERS]: The Company for me is a bunch of individuals who think that they can shift reality. The games that we make, that’s a work of different departments and of different minds and data sets that we collect, analyze and try to make an idea that’s supported by data. Basically, before we release anything, before we start working on a game, we create vision. Vision of a game that’s supported by the market, by our competitors, by players, who actually want to play a game like this. Who want to play a story that we want to tell in this game, they want to live that story, and we try to create the story for them. When we put the game into a store, the game is not just, you know, a game that you can tap. It’s a complex mechanism of different ideas, AB tests, mathematical models that we use to make the game first playable then profitable. And another thing is that we have turned marketing spend into marketing investment. All the money that we spend into marketing, that’s actually investments. If we don’t spend that means it’s not profitable. So, we are not like all about business or all about being creative – we are trying to be creative at doing business.

February 1, 2021

[ALEXANDER KARAVAEV, CFO, NEXTERS]: The company has achieved really tremendous growth. Here at Nexters, we basically converted that type of art into a science. We have immense model data, and we have huge experience in how to make all the user cohorts work. It’s fair to say that every monthly cohort of users paid off within a year. We are very efficient on the costs and we are presenting a so-called adjusted free cash flow, which is basically net addition of cash with the dividend payments added back, and we booked the adjusted free cash flow of $120 million in 2020, which effectively means that 38% of our net bookings in 2020 has been converted into free cash. It’s a really amazing parameter that we have achieved. The company has a net cash position – zero debt. By the way, the company never ever raised any penny on the market, neither through debt nor through equity – never. The company was constantly returning the cash back to shareholders. For example, in this year, in 2020, given that huge cash conversion, we paid more than $50 million to our shareholders. If you look from a different angle. Given that we now have all the bits and pieces of the huge puzzle in place in terms of the growth that we want to achieve, we decided to stop the dividend and re-invest all the cash into the growth both through marketing, potential acquisitions, new titles and whatever just we need to achieve. We have all the prerequisites for that. We have a team, we have a huge amount of data, we have new titles and we have a huge talent inside the team.

[TAVRIN]: Both Kismet and Nexters think that it’s an extremely important part of the journey of the company going into the public market and making the business public. On the one hand we understand the whole importance of adding new members to our family, new public shareholders, but on the other hand we think that being invested in the busines together, and we at Kismet invest a lot of not only personal resources, but also a lot of money into the transaction. We think that joining those forces as a public company is opening a whole new chapter on growing existing business, growing existing franchise Hero Wars, creating new franchises within the Nexters’ family, but also a new way of consolidating other businesses, adding them to the Nexters’ family and finding a lot of talent to live together.

[NARRATOR]: So, we have the team that brings the best to the table. The product that is successful all over the world. The market that is growing fast. We create games, but we also build a business, and this is the future.

END.

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